Exhibit 99.1

Contacts:	Rick Berry, Chief Financial Officer Sanders Morris Harris Group Inc. 713-993-4614

SANDERS MORRIS HARRIS GROUP REPORTS
SECOND QUARTER NET $0.16 PER SHARE

HOUSTON – August 5, 2004 – Sanders Morris Harris Group Inc. (NASDAQ: SMHG) today announced that its second quarter earnings were $2.9 million, or $0.16 per diluted share, versus $3.4 million, or $0.19 per diluted share, in the same period in 2003.  Revenues were $28.7 million for the second quarter of 2004 compared to $27.6 million for the same period in 2003.

“Our asset management business continued to show solid growth, including considerable contributions from our newly acquired interest in Charlotte Capital and Life Sciences Opportunities Fund II which commenced operations in December 2003,” said Ben T. Morris, Chief Executive Officer.  “However, these earnings gains were offset by a decline in commission income triggered by the reduction in market trading volume last quarter compared to the year earlier period.  Additionally, the gains in our merchant investment portfolio were lower than in the prior year quarter.”

Net income for the first six months of 2004 was $6.2 million, or $0.34 per diluted share, on revenues of $58.5 million, a 31% gain in earnings per share from the prior year.  During the same six month period in 2003, net income was $4.6 million, or $0.26 per diluted share, on revenues of $48.6 million.

DIVIDEND

The Company declared its regular quarterly dividend of $0.0375 a share, payable October 15, 2004 to holders of record on October 1, 2004.

Sanders Morris Harris Group is a diversified financial services holding company based in Houston, Texas.  It is the largest investment banking firm headquartered in the Southwest.  At June 30, 2004, it had assets in excess of $142 million, cash and equivalents of $20.7 million and no funded debt. Its operating entities are Sanders Morris Harris, Charlotte Capital, Kissinger Financial Services, Pinnacle Trust Co., Salient Partners and SMH Capital Advisors. Additional information is available at www.smhgroup.com.

In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the company’s control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements which could affect the demand for the company’s services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; and (11) demand for the company’s service.  The company does not undertake any obligation to update or revise any forward-looking statement.

SANDERS MORRIS HARRIS GROUP INC. Selected Condensed Operating Information and Balance Sheet Data (in thousands, except share and per share amounts) (unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2004	2003	2004	2003
Net income calculation:
Revenues	$58,462	$48,550	$28,655	$27,619
Expenses	49,620	42,639	24,858	23,158
Net	8,842	5,911	3,797	4,461
Equity in income of limited partnerships	2,830	2,853	2,025	1,985
Minority interests	(1,385)	(986)	(933)	(686)
Income before income taxes	10,287	7,778	4,889	5,760
Provision for income taxes	(4,070)	(3,194)	(1,942)	(2,365)
Net income	$6,217	$4,584	$2,947	$3,395
Earnings per share
Basic earnings per share	$0.36	$0.27	$0.17	$0.20
Diluted earnings per share	$0.34	$0.26	$0.16	$0.19

Weighted average shares outstanding:
Basic	17,493,334	16,981,008	17,592,623	17,115,147
Diluted	18,088,780	17,526,008	18,186,799	17,641,257

Balance sheet data:
Cash and cash equivalents			$20,683	$34,431
Other tangible net assets			47,405	24,818
Tangible net assets			68,088	59,249
Shareholders’ equity			$122,791	$108,648